Exhibit 5.1

SILVERMAN SHIN & SCHNEIDER PLLC

Wall Street Plaza

22nd Floor

88 Pine Street

NEW YORK, NY 10005

212.779.8600

Facsimile: 212.779.8858

April 19, 2024

Board of Directors

AIM ImmunoTech Inc.

2117 SW Highway 484

Ocala FL34473

Ladies and Gentlemen:

We have acted as special counsel to AIM ImmunoTech Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration for offering and sale from time to time by the Company of 9,975,000 shares of the Company’s Common Stock, $0.001 par value (the “Shares”).

This opinion letter is being furnished at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein with respect to the issuance of any Shares.

Each share of Common Stock will be accompanied by, if issued prior to the termination of or such earlier event as specified in the Plan (as hereinafter defined), a right (each, a “Right” and collectively, the “Rights”) to purchase under certain circumstances, from the Company, one one-hundredth of a share of the Company’s Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Series A Junior Participating Preferred Stock”), pursuant to an Amended and Restated Rights Agreement, dated as of May 12, 2023 (the “Plan”), between the Company and American Stock Transfer &Trust Company, LLC (now known as EQ), as Rights Agent (the “Rights Agent”), for which no separate consideration will be received. The Rights associated with the Common Stock initially will trade together with the Common Stock.

The Shares will be issued and sold by the Company to Atlas Sciences, LLC (“Atlas”), pursuant to the terms of a purchase agreement, dated as of March 28, 2024, between the Company and Atlas (the “Purchase Agreement”).

In connection with the preparation of this opinion, we have examined such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinions, we have relied upon the certificates of certain officers of the Company without independent investigation or verification.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion letter as an exhibit to the Registration Statement and to the reference to our firm therein under the heading “Legal Matters”. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Silverman Shin & Schneider PLLC
Silverman Shin & Schneider PLLC